As filed with the Securities and Exchange Commission on October 25, 2006

Registration No. 333-112306

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-10

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ATI TECHNOLOGIES INC.

(Exact name of Registrant as specified in its charter)

Province of Ontario, Canada	5045, 3575	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1 Commerce Valley Drive East

Markham, Ontario

Canada L3T 7X6

(905) 882-2600

(Address and Telephone Number of Registrant’s Principal Executive Offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

Telephone: (212) 894-8700

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Christopher L. Kaufman, Esq.

Tad J. Freese, Esq.

Nicholas S. O’Keefe, Esq.

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

(650) 328-4600

Approximate date of commencement of proposed sale of the securities to the public: On October 25, 2006, 1252986 Alberta ULC acquired all of the outstanding Common Shares of ATI Technologies Inc. Because ATI Technologies Inc. is no longer a public company, this Post-Effective Amendment No. 1 is being filed to deregister all of the unissued securities formerly issuable and registered under the Registration Statement.

Province of Ontario, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A. ☒ Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☐ At some future date (check the appropriate box below):

1.	☐	Pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).

2.	☐	Pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3.	☐	Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐	After the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☐

If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 shall apply to this Registration Statement.

DEREGISTRATION OF SECURITIES

The Registrant filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form F-10, Registration No. 333-112306, as amended, (the “Registration Statement”), for the sale of securities including common shares, preferred shares, debt securities, warrants, stock purchase contracts, units, and common shares as may be issued from time to time upon conversion or exchange of the debt securities and warrants registered (collectively the “Securities”).

On October 25, 2006, pursuant to the terms of the Acquisition Agreement (the “Acquisition Agreement”), dated as of July 23, 2006, among Advanced Micro Devices, Inc., 1252986 Alberta ULC, an indirect wholly owned Subsidiary of Advanced Micro Devices, Inc., and the Registrant, 1252986 Alberta ULC acquired all of the outstanding Common Shares of the Registrant. Because the Registrant is no longer a public company, this Post-Effective Amendment No. 1 is being filed to deregister all of the unissued Securities formerly issuable and registered under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form F-10 and has duly caused this Post-Effective Amendment No. 1 to Form F-10 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, California, on this October 25, 2006.

ATI TECHNOLOGIES INC.

By:	/s/ Robert J. Rivet
Robert J. Rivet
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Form F-10 has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date
/s/ Robert J. Rivet Robert J. Rivet	President and Chief Executive Officer (Principal Executive Officer)	October 25, 2006

/s/ J. Michael Woollems J. Michael Woollems	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	October 25, 2006

/s/ J. Michael Woollems J. Michael Woollems	Director	October 25, 2006

/s/ Hollis M. O’Brien Hollis M. O’Brien	Director	October 25, 2006

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Post-Effective Amendment No. 1 to Registration Statement on Form F-10 in its capacity as the duly authorized representative of the Registrant in the United States, in the City of Sunnyvale, California, on this October 25, 2006.

ATI RESEARCH SILICON VALLEY INC.

By:	/s/ Faina Medzonsky
Faina Medzonsky
Assistant Secretary